EXHIBIT 18

November 8, 2010

Coach, Inc.
516 West 34th Street
New York, New York

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended October 2, 2010, of the facts relating to the change in classification of interest and penalties on uncertain tax positions from interest income, net to provision for income taxes.  We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Coach, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to July 3, 2010.  Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Coach, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to July 3, 2010.

Yours truly,

/s/ Deloitte & Touche LLP
New York, New York